Exhibit 99.1
DATE: October 31, 2006
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS ANNOUNCES APPOINTMENT
OF ADDITIONAL INDEPENDENT DIRECTOR
Jane Kiernan, Seasoned Baxter Executive, Joins Board
MINNEAPOLIS, October 31, 2006 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) today announced that a new independent director has been appointed to the Board of Directors.
On October 27, 2006, the Board of Directors elected Jane E. Kiernan to the Board of Directors to serve until the 2009 annual meeting of stockholders. Ms. Kiernan was also appointed to the company’s Audit Committee and Nominating/Corporate Governance Committee.
Ms. Kiernan, age 45, is General Manager of Clintec Nutrition, a division of Baxter Healthcare Corporation. From 2001 to 2003, Ms. Kiernan was the Vice President and General Manager of Specialty Therapies, another division of Baxter and from 2000 to 2001 she was the Vice President of Strategy for Baxter Healthcare. From 1995 to 2000, Ms. Kiernan was the Vice President of Finance, Distribution and Services for Allegiance Healthcare Corporation.
“AMS is pleased to be adding a director with the perspectives and experiences that Jane possesses,” stated Martin J. Emerson, President and Chief Executive Officer of AMS. “Jane brings a wealth of international, strategic and operational insights to our board. The management team, the board and I all look forward to working with Jane as we collectively grow AMS.”
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota and including its recently concluded acquisition of Laserscope, is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to provide approximately 170,000 patient cures in 56 countries during 2005.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2005 and its other SEC filings.

Contact:	Jill Burchill
Interim Chief Financial Officer
952-930-6118
Jill.Burchill@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com